Exhibit No. 16.1

MCORPCX, Inc.
File No. 005-54918
Form 8-K
Report Date: February 15, 2016

February 16, 2016

U.S. Securities and Exchange Commission
Division or Corporate Finance
100 F Street, NE
Washington, DC 20549

Gentlemen:

On February 16, 2016, this Firm received the final copy of a Current Report on Form 8-K to be filed by MCORPCX, Inc. (SEC File #005-54918, CIK #0001535079) ("Company") reporting an Item 4.01 – Changes in Registrant's Certifying Accountant.

We have no disagreements with the statements made in the final Form 8-K, Item 4.01 disclosures which we read.

/s/ David Lee Hillary Jr., CPA
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David Lee Hillary, Jr., CPA
Date: February 16, 2016

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